Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aquila, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Great Plains Energy Incorporated of our report dated February 29, 2008, with respect to the consolidated balance sheets of Aquila, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, common shareholders’ equity, comprehensive income, cash flows, and the financial statement schedule, “Schedule II—Valuation and Qualifying Accounts,” for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the December 31, 2007 Annual Report on Form 10-K of Aquila, Inc. Our audit report refers to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, Accounting for Income Taxes, and FSP AUG AIR-1, Accounting for Planned Major Maintenance Activities.

/s/ KPMG LLP

KPMG LLP

Kansas City, Missouri
May 13, 2008